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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                       Commission File Number: 000-26899

                          NOTIFICATION OF LATE FILING

                                 (Check One):

  [X] Form 10-K  [ ] Form 11-K   [ ] Form 20-F  [ ] Form 10-Q  [ ] Form N-SAR


                For Period Ended: December 31, 1999

                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR

                For the Transition Period Ended: ________________________

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| Read attached instruction sheet before preparing form. Please print or type. |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - Registrant Information

                          eFinancial Depot.Com, Inc.
           ---------------------------------------------------------
                            Full Name of Registrant


                              1005-750 W. Pender
           ---------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                             Vancouver, BC V6 2T8
           ---------------------------------------------------------
                           City, State and Zip Code


PART II - Rule 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expenses and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

The Registrant hereby represents that:


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[X] | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
[X] | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
    |      filed on or before the fifteenth calendar day following the
    |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
[ ] | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - Narrative

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company is awaiting information from third parties in order to complete the preparation of the Company's December 31, 1999 SEC Form 10-KSB. Accordingly, the registrant requests a fifteen day extension until April 14, 2000 to file its SEC Form 10-KSB.

PART IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

            John F. Huguet                604                  681-6186
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
     answer is no, identify report(s).                    [X] Yes [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                             [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if applicable, state the reasons why a reasonable estimate of the results cannot be made.
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eFinancial Depot.Com, Inc., has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date March 30, 2000                 By: /s/ John F. Huguet
     --------------                     -----------------------------------
                                        John F. Huguet
                                        President & Chief Executive Officer